EXHIBIT 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment, dated as of January 5, 2004 (the “Amendment”), to the Agreement and Plan of Merger, dated as of October 23, 2003 (the “Agreement”), by and among ArthroCare Corporation, a corporation organized under, and governed by, the laws of the State of Delaware, whose address is 680 Vaqueros Avenue, Sunnyvale, California (“Parent”), Alpha Merger Sub Corporation, a corporation organized under, and governed by, the laws of the State of Nevada, whose address is 680 Vaqueros Avenue, Sunnyvale, California, and a wholly-owned subsidiary of Parent (“Merger Sub”), and Medical Device Alliance Inc., a corporation organized under, and governed by, the laws of the State of Nevada, whose address is 5851 West Charleston, Las Vegas, Nevada (the “Company”), is entered into by and among Parent, Merger Sub and the Company.

RECITALS

WHEREAS, Parent, Merger Sub and the Company are parties to the Agreement and wish to amend the Agreement in accordance with the terms of this Amendment;

WHEREAS, pursuant to Section 7.3 of the Agreement, the Agreement may be amended in writing by action by each party thereto, which shall be by action taken by or on behalf of their respective boards of directors or the Receiver of such party, as the case may be, at any time prior to the Effective Time;

WHEREAS, the actions required by Section 7.3 of the Agreement to enter into this Amendment have been taken by or on behalf of the board of directors or the Receiver of each party, as the case may be, to this Amendment; and

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Amendment, simultaneously with the execution of this Amendment, Vegas Ventures LLC and the McGhan Entities are each entering into an amendment to their respective support agreements with Parent and the Merger Sub, in the forms attached hereto as Attachment A-1 and Attachment A-2, respectively.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2. Amendment to Section 2.5.1 of the Agreement. The second sentence of Section 2.5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“In consideration of the exchange of such Parallax Options for the right to receive the Parallax Option Payment and in settlement therefor, Parent shall pay (as promptly as practicable after the Effective Time) to each holder of any such outstanding Parallax Option as of the Effective Time (i) a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (A) the total number of shares of Parallax common stock previously subject to such Parallax Option held by the holder as of the Effective Time, multiplied by 0.75, and (B) the excess, if any, of the Initial Common Consideration, without interest, over the exercise price per share of Parallax common stock previously subject to such outstanding Parallax Option, plus (ii) a number of Common Stock Contingent Value Rights equal to the total number of shares of Parallax common stock previously subject to such Parallax Option held by the holder, multiplied by 0.75 (such amounts payable hereunder being referred to as the “Parallax Option Payment”).”

3. Amendment to Section 2.5.2 of the Agreement. Section 2.5.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.5.2 Company Options and Cancelled Company Options.

Section 2.5.2.1 Company Options. Prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar right to purchase Company Common Stock with an exercise price less than $3.53 per share (each, a “Company Option”), under any stock option plan of the Company (including the Company’s 1998 Stock Compensation Program) or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such Cancelled Company Option shall be entitled to receive (as promptly as practicable after the Effective Time), in consideration of the cancellation of such Company Option and in settlement therefor, (i) a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Option and (B) the excess of the Initial Common Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option, and (ii) a number of Common Stock Contingent Value Rights equal to the total number of shares of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payment”). From and after the Effective Time, any such Cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, and, prior to the Effective Time, the Company shall obtain all necessary consents to ensure that former holders of Company Options will have no rights other than the right to receive the Option Payment.

Section 2.5.2.2 Cancelled Company Options. Prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar right to purchase Company Common Stock with an exercise price equal to or greater than $3.53 per share (each, a “Cancelled Company Option”), under any Company Stock Option Plan, whether or not then exercisable or vested, shall be cancelled. Prior to the Effective Time, the Company shall obtain all necessary consents to ensure that former holders of Cancelled Company Options will have no right to receive any Merger Consideration.”

4. Amendments to Section 3.3 of the Agreement.

The fifth sentence of Section 3.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Except for Company Options to purchase not more than 125,000 shares of Company Common Stock, Cancelled Company Options to purchase not more than 162,500 shares of Company Common Stock and Parallax Options to purchase not more than 972,500 shares of Parallax common stock and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.”

The seventh and eighth sentences of Section 3.3 of the Agreement are hereby deleted in their entirety and replaced with the following:

“The Company has previously provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options, Cancelled Company Options and Parallax Options may

be exercised under the applicable Company Stock Option Plan or Parallax Stock Option Plan, as the case may be, the number of Company Options, Cancelled Company Options or Parallax Options outstanding at each such price and the vesting schedule of the Company Options, Cancelled Company Options or Parallax Options for each director, officer, employee or consultant of the Company. Except as otherwise set forth in Section 3.3 of the Company Disclosure Schedule, all of the Company Options and Cancelled Company Options are “incentive stock options” within the meaning of Section 422 of the Code.”

5. Amendment to Section 5.1.2 of the Agreement.

Subsection (A) of Section 5.1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“(A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Cancelled Company Options outstanding as of the date hereof in accordance with their terms or”

6. Amendment to Section 6.2.12 of the Agreement. Section 6.2.12 of the Agreement is hereby divided into two subsections, 6.2.12.1 and 6.2.12.2. The heading of Section 6.2.12 shall be restated as “Company Options and cancelled Company Options.” The text of current Section 6.2.12 shall become Section 6.2.12.1 entitled “Consent to Payment of Cash for Company Options.” A Section 6.2.12.2 shall be added, as follows:

“Section 6.2.12.2 Consent to Cancellation of Cancelled Company Options. Each holder of outstanding Cancelled Company Options at the Effective Time will have agreed to cancel each of their Cancelled Company Options and the Company shall have obtained all necessary consents to ensure that former holders of Cancelled Company Options will have no right to receive any Merger Consideration.”

7. Amendment to Attachment A of the Agreement. The CVR Agreement in the form attached as Attachment A to the Agreement is hereby deleted in its entirety and replaced with the CVR Agreement attached hereto as Attachment B.

8. Amendment to Attachment E of the Agreement. The Amendment to the Certificate of Designation in the form attached as Attachment E to the Agreement is hereby deleted in its entirety and replaced with the Amendment to the Certificate of Designation in the form attached hereto as Attachment C.

9. Reference to Support Agreements. After the date of this Amendment, any reference to the Support Agreements shall mean the Support Agreements, as amended by Attachment A-1 and Attachment A-2 to this Amendment, respectively.

10. Reference to Agreement. After the date of this Amendment, any reference to the Agreement shall mean the Agreement as amended by this Amendment.

11. Full Force and Effect. Except as expressly modified by this Amendment, the Agreement is unmodified and this Amendment shall not impair the full force and effect of the Agreement.

12. Choice of Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Nevada, without regard to laws that may be applicable under conflicts of laws principles.

13. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ARTHROCARE CORPORATION

By:	/s/ JOHN T. RAFFLE
a duly authorized signatory

ALPHA MERGER SUB CORPORATION

By:	/s/ JOHN T. RAFFLE
a duly authorized signatory

MEDICAL DEVICE ALLIANCE INC.

By:	/s/ GEORGE SWARTS
George Swarts, Receiver

By:	/s/ JEFFREY BARBER
Jeffrey Barber, Chief Executive Officer

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